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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(1) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   MANDELL                          STEVEN
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   (Last)                           (First)             (Middle)

c/o Party City Corporation      400  Commons Way
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                                    (Street)

Rockaway                          New Jersey             07866
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

                         PARTY CITY CORPORATION (PCTY)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

12/98
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

Chairman of the Board of Directors, Chief Executive Office and President

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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

                                                                                                               6.Own-
                                                                 4. Securities Acquired (A) or   5.Amount of   ership
                                                                 Disposed of (D)                 Securities    Form:
                                                    3. Trans-    (Instr. 3, 4 and 5)             Beneficially  Direct    7. Nature
                                                    action Code  ------------------------------- Owned at End  (D) or    of Indirect
                                      2. Trans-     (Instr. 8)                   (A)             of Month      Indirect  Beneficial
1. Title of Security                  action Date   ------------     Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
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

Common Stock                          12/10/98        S              20,000       D      14 3/8
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Common Stock                          12/10/98        S               5,000       D    14 11/16  2,457,500     D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                          (over)
                                                                 SFC 1474 (3/91)

                           (Print or Type Responses)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                          9. Num-   10. Own-
                                                                                                          ber of    ership
                                                                                                          Deriv-    of
                    2. Con-                     .                                                         ative     Deriv-
                    version                    5.Number of                     7. Title and Amount        Secur-    ative    11.Na-
                    of                         Derivative                      of Underlying              ities     Secur-   ture
                    Exer-                      Securities    6. Date           Securities        8.Price  Bene-     ity:     of In-
                    cise     3. Tran- 4.Trans- Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    sac-     action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
                    of       tion     Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
1. Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:


By:      /s/ Steven Mandell                                 January 7, 1999
   ------------------------------------------            -----------------------
        Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.